EXHIBIT 5.1


                     [E.W. Blanch Holdings, Inc. Letterhead]


Board of Directors
E. W. Blanch Holdings, Inc.
500 North Akard, Suite 4500
Dallas, Texas  75201

                  Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

                  I am the Senior Vice President, General Counsel and Corporate Secretary of E. W. Blanch Holdings, Inc., a Delaware corporation (the "Company"), and have advised the Company in connection with a registration statement on Form S-8 relating to the sale by the Company from time to time of up to 32,874 shares (the "Shares") of common stock, par value $.01 per share, of the Company. The Shares will be issuable upon the exercise of currently outstanding options granted under the K2 Technologies, Inc. 1994 Stock Plan, the K2 Technologies, Inc. 1996 Stock Plan and the K2 Technologies, Inc. 1998 Key Person Stock Option Plan (the "Plans").

                  I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of my opinion set forth below.

                  In rendering my opinion set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinion, I have relied upon certificates of officers of the Company and of public officials.

                  Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

                  My opinions expressed above are limited to the laws of the State of Delaware.

                  I hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 of the Company relating to the Shares.

Dated: October 8, 1998                                     Very truly yours,

                                                           /s/ Daniel P. O'Keefe

                                                           Daniel P. O'Keefe